As filed with the Securities and Exchange Commission on September 19, 1996
                                                    Registration No. 333-06447
    SECURITIES AND EXCHANGE COMMISSION       Washington, D.C. 20549
        PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 ON FORM S-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    CURTIS MATHES HOLDING CORPORATION
         (Exact name of Registrant as specified in its charter)
     Texas                     3651                  75-1975147
(Jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
 Incorporation)        Classification Code Number)   Identification No.)
        10911 Petal Street, Dallas, Texas 75238    (214) 503-8880
           (Address, including zip code, and telephone number,
    including area code, of registrant's principal executive offices)
                            Billy J. Robinson
              Vice President, Secretary and General Counsel
                    Curtis Mathes Holding Corporation
       10911 Petal Street, Dallas, Texas 75238  (214) 503-8880
       (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
     Approximate  date  of  commencement of proposed sale to the public:
  From time to time after the registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If the registrant elects to deliver its latest annual report to security holders, or a complete legible facsimile thereof, pursuant to
Item 11(a)(1) of this Form, chech the following box.    [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.    [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]
     If  delivery  of  the prospectus is expected to be made pursuant to
Rule 434, please check the following box.    [ ]
                       CALCULATION OF REGISTRATION FEE
Title of Each                      Proposed
Class of                           Maximum             Amount of
Securities to                      Aggregate           Registration
be Registered                      Offering Price(1)  Fee
Common Stock, $.01 par value       $3,728,561          $1,286(2)
    (1) Estimated solely for the purpose of calculating the registration
fee.    Pursuant to Rule 457(c), the offering price and registration fee are  calculated  upon  the  basis  of the average of the closing bid and asked price of the Common Stock as reported by the NASDAQ SmallCap Market on September 17, 1996 ($1.67). (2) $1,437 was previously paid with filing of earlier Registration Statement on Form S-3 on June 20, 1996, which filing was converted into this Registration Statement on Form S-2.
The  Registrant  hereby  amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that
this   Registration  Statement  shall  thereafter  become  effective  in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              1,468,671 of Common Stock Offered for Resale;
        Up to 519,000 Shares of Common Stock Underlying Warrants,
    Which Shares are being Registered for Resale upon Exercise of the
                                Warrants;
  Up to 245,000 Shares of Common Stock Convertible from Preferred Stock,
   Which Shares are being Registered for Resale upon Conversion of the
                             Preferred Stock.

                    CURTIS MATHES HOLDING CORPORATION

     This Prospectus covers an aggregate total of 2,232,671 shares of Common Stock, par value $.01 per share (the "Shares") of Curtis Mathes Holding Corporation, a Texas corporation (the "Company.") 1,468,671 Shares are being offered for the account of security holders in a secondary offering; 519,000 Shares underlying Warrants are being registered for resale upon exercise of the Warrants; and 245,000 Shares convertible from Preferred Stock are being registered for resale upon conversion of the Preferred Stock. The common and preferred security holders and warrant holders are hereinafter referred to as the "Selling Stockholders." See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares to which this Prospectus relates. The Company will only receive an economic benefit upon conversion of the Preferred Stock and exercise of the warrants held by the Selling Stockholders.

 ANY INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE
  OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price to                 Proceeds to Company
                    Public    Discounts      or other Persons
Per Share           (1)       (2)            (3)
Total Maximum (4)   (1)       (2)            (3)

(1) The Selling Stockholders may from time to time effect the sale of their Shares at prices and at terms then prevailing or at prices related to the then-current market price. The Common Stock of the Company is traded on the NASDAQ SmallCap Market under the symbol "CRTM." On September 17, 1996, the average closing bid and asked price of the Common Stock as reported by the NASDAQ SmallCap Market was $1.67 per share.
(2) The Selling Stockholders may pay regular brokers' commissions in cash at the time(s) of the sale of their Shares.
(3) The Company will not receive any proceeds from the sales of the Shares to which this Prospectus relates. The Selling Stockholders will receive proceeds based on the market price of the Shares at the time(s) of sale.
(4) Without deduction of expenses for the offering (all of which will be borne by the Company), estimated to be approximately $7,937.

         The date of this Prospectus is ______________________.

                  (Inside front cover page of Prospectus)

                          AVAILABLE INFORMATION

      The Company is an electronic filer and is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-2 (together with all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to documents incorporated therein by reference, each such statement being qualified in all respects by such reference.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, dated August 7, 1996 (the "1996 10-K Report.")

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of
Section 18 of the Exchange Act.

     This Prospectus is accompanied by a copy of the Company's latest Form 10-K. The Company will additionally provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any other documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Company's principal executive offices: Curtis Mathes Holding Corporation, 10911 Petal Street, Dallas, Texas 75238, Attention:
Investor Relations; telephone number (214) 503-8880.

                               The Offering

 Common Stock Offered by the     1,468,671 Shares
 Selling Stockholders

 Common Stock Offered by the     Up to 519,000 Shares
 Company Upon Exercise of
 Warrants

 Common Stock Offered by the     Up to 245,000 Shares
 Company Upon Conversion of
 Preferred Stock
 Common Stock Outstanding After  28,769,146
 the Offering (1)

 Use of Proceeds from Exercise   Working capital and general
 of Warrants                     corporate purposes

 NASDAQ SmallCap Market Symbol   CRTM

 Risk Factors                    For a description of certain
                                 risks inherent in an
                                 investment in the Common
                                 Stock, see "RISK FACTORS"

(1) Assumes the exercise of outstanding warrants to purchase 40,000 Shares at $4.50 per share, the exercise of outstanding warrants to purchase 75,000 Shares at $3.28 per share, the exercise of outstanding warrants to purchase 100,000 Shares at $3.125 per share, the exercise of outstanding warrants to purchase 55,000 Shares at $3.00 per share, the exercise of outstanding warrants to purchase 105,000 Shares at $1.25 per share, the exercise of outstanding warrants to purchase 124,000 Shares at $1.00 per share, and the exercise of outstanding warrants to purchase 20,000 Shares at $0.50 per share. Also assumes the conversion of Preferred Stock into 245,000 Shares at a minimum conversion price of $1.50.

                               RISK FACTORS

     The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company.

Prior Claims on Future Earnings

     One of the Company's primary operating subsidiaries, Curtis Mathes Corporation (CMC), is currently operating under a six-year plan of reorganization effective October 1, 1992 (the "Plan.") Accordingly, upon acquiring CMC, the Company assumed the responsibility for certain claims associated with CMC. Until termination, or otherwise settled, Deutsche Financial Services Corporation (DFS) (f/k/a ITT Commercial Finance Corp.) maintains the right to 1% of gross sales on CMC product sales only, as a priority creditor in the Plan. Further, 1/2% of gross sales of CMC must also be paid monthly to a Liquidating Trustee, which has been designated by the Bankruptcy Court to administer such payments on behalf of unsecured creditors in the order of priority.

     Beyond these obligations to DFS and the Trustee, CMC remains obligated to service past outstanding product warranties. Cash balances have been set aside to cover these estimated product warranty costs and an additional amount is accrued monthly to cover the estimated costs associated with ongoing warranty support for current products sold. Many of the warranties on products sold in the past are expiring and due to lower product sales in the past few years CMC s warranty obligations are slowly diminishing; however, until expiration of the Plan period or until these pre-existing obligations are paid or otherwise settled, CMC's profitability will be affected to the extent of the required expenditures.

Increases in Cost of Finished Goods

     CMC and Curtis Mathes Marketing Corporation ("CMMC") are both dependent upon outside sources (original equipment manufacturers) for manufacturing and assembly of all finished goods, and are therefore subject to increases in the cost of such goods. Such costs are typically stable in the short term because such goods are provided to CMC and CMMC pursuant to seasonal contracts with suppliers at an agreed cost. However, there can be no assurance that such costs will not increase significantly in the future. Any such increase in cost could be reflected in the sale price of the products at the consumer level, which could in turn affect product sales levels.

Variable Economy

     The consumer electronics industry is influenced significantly by general economic conditions, including consumer behavior and consumer confidence, the level of personal discretionary spending, interest rates and credit availability. Variations in the general economy affecting expendable consumer dollars impacts a consumer s willingness to expend monies for the Company's product lines, which translates into fluctuations in sales volumes for the Company. There can be no assurance that a prolonged economic downturn would not have a material adverse effect upon the profitability of the Company.

Excessive Inventory Levels

     The market for consumer electronics products continues to be driven by technological changes that are inherent to the industry. Management makes every effort to maintain ample inventory to meet short term sale requirements. However, the Company is in the same position as other consumer electronics companies in attempting to accurately gauge consumer demand, and there can be no assurance of sufficient consumer reaction and demand upon the Company's product lines in the future to avoid accumulating excessive inventory levels. In the event that consumer demand is less than reasonably estimated, inventory on hand could exceed the minimally acceptable levels, resulting in reduced cash flows and a further restriction on the use of the Company's capital which is dedicated to the inventory. Excessive inventory levels could also lead to inventory obsolesence, which is discussed in the following section.

Inventory Obsolescence

     Closely tied to excessive inventory levels is the risk of inventory obsolescence. If inventory on hand reaches such a level that new models of products cannot be rotated for sale to the consumer within a reasonable period of time, the risk will increase that the Company may not be able to sell the older models at the expected margin, resulting is markdowns to move the products, all of which affects the profitability of the Company.

Dependence on New Product Introduction

     The Company's future success will depend to a great extent upon the timely introduction of successful new products to the marketplace, such as the UniView recently announced by the Company. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, because of the revenue typically associated with initial shipments of a new product, delaying a product introduction expected near the end of a fiscal quarter may materially adversely affect operating results for that quarter. The process of developing television Internet access products containing software-related components such as UniView is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies are addressed. This new technology requires outside services which have not yet been proven to be reliable, such as file servers, routers, modems, and other similar devices commonly used in the computer industry, but not yet used on a wide scale for television Internet access products.

     In the past, the Company has experienced delays in the introduction of certain new products, the Company anticipates that there may be similar delays in developing and introducing new products in the future, and there can be no assurance that new products will be introduced on schedule in the future or at all. Further, the market for these new products is evolving and, in comparison with the overall market for consumer electronics products, is considered relatively small, making it difficult to predict with any assurance the future growth rate and size of the market. There can be no assurance that new products introduced by the Company will achieve market acceptance or generate significant revenues.

Changes in Technology and Industry Standards

     The consumer electronics industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in consumer requirements and preferences. The introduction of new technologies and products can render the Company's existing and announced products obsolete or unmarketable. The development cycle for products utilizing new technology may be significantly longer than the

Company's  current  development  cycle  for  products  on   existing and
proposed technology and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the expected demand for the Company's products will materialize or continue or that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences or that the Company will be successful in developing and marketing future products. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's business, operating results and financial condition.

Risk of Product Failures

     Television Internet access products containing software-related components as complex as those recently announced by the Company may contain undetected errors when first introduced. As any such undetected errors become known to the Company, delays or lost revenues during the period required to correct these errors can be expected. The Company has experienced delays and significant technical support expenses in connection with products in the past and there can be no assurance that, despite testing by the company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

     The Company regards its television Internet access technology containing software-related components as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect these proprietary rights. Also, as the number of television Internet access products in the industry increases and the functionality of these products overlap, infringement claims may also increase. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Policing unauthorized use of the Company's products is difficult and can be expected to be a recurring problem. Further, the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and software-related products developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's
business,  operating  results  and  financial  condition.    Adverse
determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Distribution Channels

     CMC and CMMC expect to sell their products by direct mail, through consumer electronics stores, computer stores, and mail order companies. Sales to a limited number of distributors and retailers are anticipated to constitute a substantial majority of the Company's net revenues. Minimum purchase obligations of any principal distributor or retailer are not expected to be significant and the Company expects to sell on a purchase order basis without a long-term agreement to a majority of these entities. The loss of, or significant reduction in sales attributable to, any of these distribution channels could materially adversely affect the Company's business, operating results and financial condition.
Distribution and retailing businesses in the consumer electronics industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition.

Seasonality of the Industry

     CMC and CMMC are subject to decreased sales and profitability during the first and second quarters of each calendar year, resulting from the seasonal effect of the consumer buying season. CMC and CMMC operations must be supplemented during such periods through their reserves or through other operations of the Company. Although the Company typically plans ahead for this seasonal variation in product sales, there can be no assurance that past budgetary expectations will be adequate to cover such periods in the future.

Highly Competitive Industry

     The industry in which both CMC and CMMC operate is intensely and increasingly competitive and includes a large number of both domestic and foreign manufacturers of consumer electronics products. Competition occurs principally in the areas of style, quality, functionality, service, design and price. CMC has positioned itself over the years in a niche market of high-end consumer electronics home entertainment products made up primarily of 31" or larger televisions and has chosen to compete primarily on quality, rather than price and volume. However, competition from competitors, with greater sales volumes and greater financial resources than CMC, could adversely affect CMC s operating results by forcing it to reduce its sales prices, offer enhanced credit arrangements including longer payment terms, increase customer discounts or incentives, increase spending for co-operative advertising arrangements with customers, incur additional shipping costs, or provide other services which could adversely affect the profitability of the Company.

     CMMC only recently announced its new line of television Internet access products, but it is already apparent that competition in this new area of cutting-edge technology is intense. Several existing and start-up consumer electronics companies have also announced similar television Internet access devices and, to the extent that these competitors achieve product and brand name recognition, product quality, price or other selling advantages, the Company could be adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully in the future.

Excessive Warranty Claims

     CMC continues to provide a four-year warranty on all finished goods sold. Provision for these claims is reserved at 2.5% of the total product sales price. Although management believes that the 2.5% reserve is adequate to meet claim requirements based upon historical data, there can be no assurance that this amount will always cover warranty claims filed during any particular period. If warranty claims during any particular period exceed projections, the Company must cover such claims out of current cash flow or other operating capital, thereby reducing the profitability of the Company during such periods.

Off-Balance Sheet Risks

     An "off-balance sheet risk" is one in which the ultimate obligation of the Company may exceed the amount reported in the liability section of the financial statements and which may be triggered by the default of a third party on an obligation upon which the Company is contingently liable. CMC is a party to financial instruments with such off-balance sheet risks to meet the financing requirements of CMC's dealers. In the normal course of business, CMC has transferred receivables from qualified dealers to Deutsche Financial Services Corporation ("DFS") and Fidelity Funding, Inc. under a repurchase agreement. The agreement requires CMC, in the event of default by the dealer, to repurchase property that is collateral (inventory consisting of consumer electronics products) for the financing provided to the dealer. CMC is contingently liable to DFS and Fidelity Funding, Inc. for the portion of the receivable which is defaulted through nonpayment or nonrecovery of the collateral.

     Since CMC's reorganization in October, 1992, DFS has charged off approximately $454,365 due to dealer defaults which has been charged against CMC's reserve account maintained with DFS. This amount has been partially offset by recovery of unsold products from such dealers, which can then be resold by CMC. As dealer defaults occur in the future and the Company honors its repurchase obligations, the profitability of the Company could be reduced accordingly.

Absence of Profitable Operations in Recent Periods

     The Company has reported a net loss in each of its last five fiscal years. The Company purchased CMC in November, 1993 and sold the computer chip segment of its operations in December, 1994. In addition, in late 1994, the Company acquired the rights to RealViewTM, a ten foot square projection television used in commercial advertising applications. Further, in April, 1996, the Company acquired the rights to UniViewTM, an interactive television technology. Although the character of the Company has changed over the past couple of years, and management believes that operations can be improved, there is a limited operating history for the Company in its present form and there can be no assurance that the present combination of operating segments will be profitable in the future.

Limited Cash Flow

     As of June 30, 1996, the Company had not achieved a positive cash flow from operations. Accordingly, the Company relies on available credit arrangements and continued sales of its common and preferred stock to fund operations until a positive cash flow from operations can be achieved. If the Company is unable to achieve a positive cash flow from operations, additional financing or placements will be required. Management continually evaluates opportunities with various investors to raise additional capital, without which, the Company's growth and profitability could be restricted. Although management believes that sufficient financing resources are available, there can be no assurance that such resources will continue to be available to the Company or that they will be available upon terms favorable to the Company.

Dependence on Key Personnel

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. In addition, there can be no assurance that employees will not leave the Company or compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business, operating results and financial condition.

Possible Volatility of Stock Price

     The  stock  market  has  recently  experienced significant price and
volume  fluctuations  that  could  continue  in  the  future.    These
fluctuations could adversely affect the market price of the Common Stock without regard to the Company's operating performance. The market price for shares of Common Stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. The Company believes that factors such as quarterly variations in the Company's financial results or the financial results of competitors, general industry conditions, including competitive developments, and general economic conditions could also cause uncertain price fluctuations in the Common Stock. In addition, registration of the Common Stock in this offering could result in sales of a substantial number of shares of Common Stock in the public market, which could adversely affect the market price of the Common Stock.

Potential Dilution of Shareholders' Ownership Interests

     As of September 17, 1996, there were 28,005,146 common shares of the Company issued and outstanding. Assuming the issuance of 12,572,733 common shares in exchange for the total number of warrants outstanding as of that date (without regard to whether such shares are being registered hereunder), and the issuance of common shares in conversion to Common Stock of all convertible preferred stock outstanding as of that date (Preferred Stock convertible into approximately 2,329,776 common shares), there would be approximately 42,907,655 common shares outstanding. In such event, an existing shareholder before such issuances would experience a dilution factor of approximately 38.2% by such issuance, assuming such shareholder held none of the warrants or preferred stock being exercised or converted. In other words, an existing 10% shareholder before such issuances would become a 6.53% shareholder after such issuance and other existing shareholders would experience a similar dilution of their ownership interest in the Company.

     Further assuming the exercise of all outstanding warrants, the pro forma net tangible book value of the Company would also increase by the amount of the proceeds paid to the Company for the Common Stock (approximately $20,184,490 or $0.47 per share.) "Pro forma net tangible book value" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after considering the issuance of Common Stock for outstanding warrants and the conversion of Preferred Stock into Common Stock. The increase results from giving effect to the receipt by the Company of the net proceeds from the exercise of the warrants.

     The likelihood that the warrants will be exercised increases as the market price of the stock rises above the exercise price of the warrants. (See page 17 herein for further discussion of the Warrants.)

Preferred Stock's Preference Over Common Stock

     The Company's Preferred Stock has preferences over the Common Stock in payment of dividends and in distributions to shareholders upon dissolution of the Company. (See the description of Preferred Stock beginning on page 16 herein for a more detailed description of these preferences.) During ongoing operation of the Company, these preferences mean very little; payment of dividends to Preferred Shareholders has no adverse effect upon Common Shareholders because the Company has not in the past, and does not expect in the foreseeable future, to declare any dividends on its Common Stock. However, in the event it became necessary to dissolve the Company, to the extent of any assets remaining after payment of all creditors of the Company, Preferred Shareholders would receive the face amount and all accrued dividends on their Preferred Stock before any distributions could be made to Common Shareholders. In the event of a dissolution of the Company at the currently outstanding levels of Common and Preferred Stock, because of the Preferred Stock preferences, a Common Shareholder could receive a distribution which is approximately $0.07 per share less than it would otherwise receive if there were no shares of Preferred Stock outstanding.

                             USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sales of the Shares by Selling Stockholders. The likelihood of the Company receiving any proceeds from the exercise of the warrants increases as the market price of the Company's stock increases above the exercise price of the warrants. If the market price of the stock does not increase to the required levels, the Company will most likely not receive any proceeds from this offering. Assuming the full exercise of the warrants to purchase 40,000 Shares at $4.50 per share (expiring in mid-1999), the exercise of outstanding warrants to purchase 75,000 Shares at $3.28 per share (expiring in mid-2001), the exercise of outstanding warrants to purchase 100,000 Shares at $3.125 per share (expiring in mid-1999), the exercise of outstanding warrants to purchase 55,000 Shares at $3.00 per share (expiring in mid-1999), the exercise of outstanding warrants to purchase 105,000 Shares at $1.25 per share (expiring in mid-2000), the exercise of outstanding warrants to purchase 124,000 Shares at $1.00 per share (expiring in mid-1999), and the exercise of outstanding warrants to purchase 20,000 Shares at $0.50 per share (expiring in mid-1999), the net proceeds to the Company from the sale of 519,000 Shares issuable upon exercise of the warrants would be approximately $1,160,813 after deducting expenses payable by the Company.

     Any proceeds received by the Company upon exercise of the warrants will be used for general corporate purposes, including, but not limited to, operating and working capital requirements. Various uses of the proceeds may include additional advertising and promotion, further promotion and development of RealView and UniView. Potential other uses of the proceeds may include acquisition of additional products or technologies, although the Company currently has no commitments or agreements with respect to any such transactions. Pending such uses, the net proceeds would be invested in investment grade, interest-bearing securities.

                           SELLING STOCKHOLDERS

     This Prospectus relates to 891,806 Shares and an additional 245,000 Shares issuable upon the conversion of Preferred Stock, all of which were issued pursuant to Securities Purchase Agreements (the "Securities Purchase Agreements") between the Company and certain Selling Stockholders. This Prospectus also relates to 60,000 Shares and an additional 115,000 Shares issuable upon the exercise of warrants, which were issued to M.J. Segal & Company/Private Investors Equity Group, ("MJS"), pursuant to an agreement dated June 1, 1995, (the "MJS Agreement"), as consideration for $1,150,000 of capital raised by MJS for the Company. This Prospectus also relates to 75,000 Shares issuable upon the exercise of warrants, which were issued to M.J. Segal & Associates, Michael D. Moore, and Shipley Raidy Capital Partners, L.P., pursuant to an agreement dated May 17, 1996, (the "Shipley Raidy Agreement"), as consideration for $1,375,000 of capital raised by Shipley Raidy for the Company. This Prospectus also relates to 516,865 Shares and an additional 329,000 Shares issuable upon the exercise of warrants, which were issued to certain other Selling Stockholders pursuant to other private placements in the past. See "Plan of Distribution."

     The "Number of Shares," the "Number of Shares Underlying Warrants," and the Maximum Number of Shares Convertible from Preferred Stock set out in the table below represent the total number of Shares beneficially owned by the Selling Stockholders before the offering. All of such Shares are being offered for the account of the Selling Stockholders and after the offering the Selling Stockholders will each own no Common Stock of the Company.

                                                               Maximum
                    Relationship                  Number of    Number of
                    to                  Number    Shares       Shares
Selling             the                 of        Underlying   Convertible from
Stockholder         Company             Shares    Warrants     Preferred Stock

SECURITIES ACQUIRED PURSUANT TO A SECURITIES PURCHASE AGREEMENT:

Bulldog Capital
 Partners,L.P.      Private Investor    200,000   N/A            N/A
John Eastman
 Clark, M.D.,
 Trustee for the
 John Eastman Clark
 Ltd. Money Purchase
 Pension Plan       Private Investor    134,977   N/A            N/A

DC Investments
 Partners
 Opportunity
 Fund, L.P.         Private Investor    253,130   N/A            N/A
Generation
 Capital
 Associates         Private Investor    N/A       N/A             70,000
Daniel German       Private Investor    N/A       N/A             70,000
HCA Enterprises
 Worldwide, LLC     Private Investor    236,210   N/A            N/A
JDN Partners, L.P.  Private Investor    N/A       N/A             70,000
Warren E. Palitz    Private Investor    N/A       N/A             17,500
Pine Street Asset
 Management,L.P.    Private Investor     67,489   N/A            N/A
Elizabeth D. Ryan   Private Investor    N/A       N/A             17,500

                    SUBTOTAL            891,806   N/A            245,000

COMMON STOCK AND WARRANTS ACQUIRED PURSUANT TO THE MJS
AGREEMENT:

M.J. Segal
 & Associates(1)    Finder               27,750   53,625         N/A
Michael D. Moore(1) Finder               27,750   53,625         N/A
Private Investors
 Equity Group(1)    Finder                4,500    7,750         N/A

                    SUBTOTAL             60,000  115,000         N/A

WARRANTS ACQUIRED PURSUANT TO THE SHIPLEY RAIDY AGREEMENT:

M.J. Segal
 & Associates(2)    Finder               N/A      11,250         N/A
Michael D. Moore(2) Finder               N/A      11,250         N/A
Shipley Raidy
 Capital Partners,
 L.P. (2)           Finder               N/A      52,500         N/A

                    SUBTOTAL             N/A      75,000         N/A

COMMON STOCK AND WARRANTS ACQUIRED PURSUANT TO PAST PRIVATE
PLACEMENTS:

Bernard S. Appel,   Director             50,000   N/A            N/A
Associates          Affiliated
 Funding            with a 10%
 Group, Inc.,       Beneficial Owner    136,865   N/A            N/A
Josephine Amason,   Employee                500   N/A            N/A
Alissa M. Baker     Employee                250   N/A            N/A
Dan Blanton         Employee                350   N/A            N/A
Malissa A. Bonnin   Employee              3,500   N/A            N/A
Kenneth D.Caviness  Employee              1,500   N/A            N/A
Charlotte Cravey    Employee                400   N/A            N/A
Catherine J. Emery  Employee                250   N/A            N/A
Cynthia D. Greenlee Employee                750   N/A            N/A
Jack Roy Houser     Employee                250   N/A            N/A
Doris J. Lake       Employee                750   N/A            N/A
Reagan Melton       Employee                350   N/A            N/A
Nancy J. Parker     Employee                400   N/A            N/A
Patricia Richards   Former Employee       1,500   N/A            N/A

F. Shelton
 Richardson, Jr.    Current Officer      15,000   N/A            N/A
Elena Y. Rohweder   Former Employee       1,500   N/A            N/A
Mary E. Stout       Employee                250   N/A            N/A
Mary E. Wood        Employee              2,500   N/A            N/A
John Beardmore      Private Investor     N/A      40,000         N/A
Ralph L. Colosimo   Private Investor     N/A      14,000         N/A
Scott D. Cook (3)   Private Investor     50,000   N/A            N/A
Ivor J. Flannery    Private Investor     N/A      25,000         N/A
Charles Hays        Private Investor     N/A      80,000         N/A
Philip A. LaBarbera Private Investor     N/A      40,000         N/A
Donald F.
 Moorehead, Jr.     Private Investor     N/A      40,000         N/A
George Moorehead and
 Nancy Moorehead    Private Investor     N/A      20,000         N/A
North-South Capital
 Partners, Ltd.     Private Investor    250,000   N/A            N/A
Dwight Romanica and
 Nancy Romanica     Private Investor     N/A      50,000         N/A
Jeff Webb and
 Gina Webb          Private Investor     N/A      20,000         N/A

                    SUBTOTAL            516,865  329,000         N/A

                    TOTAL             1,468,671  519,000         245,000

                    GRAND TOTAL       2,232,671

(1) These Shares and warrants were issued by the Company to M.J. Segal & Associates, Michael D. Moore, and Private Investors Equity Group pursuant to the MJS Agreement.

(2)  These   warrants  were  issued  by  the  Company  to  M.J.  Segal  &
     Associates, Michael D. Moore, and Shipley Raidy Capital Partners, L.P. pursuant to the Shipley Raidy Agreement.

(3) Scott D. Cook is a director of First Southwest Company, which is a former financial advisor of the Company.

                           PLAN OF DISTRIBUTION

Securities Being Registered

     The following securities are covered by this Prospectus:

     1. The resale of 891,806 Shares owned by those security holders who received Common Stock of the Company pursuant to a Securities Purchase Agreement.

     2. The resale of 60,000 Shares owned by MJS, who acquired Common Stock of the Company pursuant to the MJS Agreements.

     3. The resale of 516,865 Shares owned by certain security holders who acquired Common Stock of the Company pursuant to past private placements.

     4. The resale by MJS of up to 115,000 Shares that may be acquired upon the exercise of warrants issued pursuant to the MJS Agreement to purchase 20,000 Shares at $0.50 per share, 55,000 Shares at $3.00 per share, and 40,000 Shares at $4.50 per share.

     5. The resale by M.J. Segal & Associates, Michael D. Moore, and Shipley Raidy Capital Partners, L.P. of up to 75,000 Shares that may be acquired upon the exercise of warrants issued pursuant to the Shipley Raidy Agreement to purchase 75,000 Shares at $3.28 per share.

     6. The resale by the respective holders thereof of up to 329,000 Shares that may be acquired upon the exercise of warrants issued pursuant to past private placements to purchase 100,000 Shares at $3.125 per share, 105,000 Shares at $1.25 per share, and 124,000 Shares at $1.00 per share.

     7. The resale by the respective holders thereof of up to 245,000 Shares that may be acquired upon the conversion of Preferred Stock issued pursuant to a Securities Purchase Agreement to acquire up to 245,000 Shares at a minimum conversion price of $1.50 per share.

Plan of Distribution

     The Shares being registered hereunder may be sold from time to time by any of the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, or by additional selling stockholders. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or such successors in interest and/or from the purchasers of the Shares for whom they may act as agent, (iv) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (v) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vi) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (vii) an exchange distribution in accordance with the rules of such exchange, including the NASDAQ SmallCap Market, prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities, Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

     In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.

                        DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized by its articles of incorporation, as amended, to issue up to 40,000,000 shares of Common Stock, $.01 par value, of which 28,005,146 shares were outstanding as of September 17, 1996. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding Common Stock can, if they so choose, elect all directors. The vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall decide any question brought before a meeting of the Company's shareholders at which a quorum is present. A quorum consists of a majority of the issued and outstanding shares of the Common Stock entitled to vote. The articles of incorporation of the Company specify that a majority vote of shareholders shall be determinative regardless of provisions requiring more than a majority vote under the Texas Business Corporation Act.

     All of the outstanding shares of Common Stock are, and the shares issuable upon exercise of warrants and conversion of preferred stock will be fully paid and nonassessable. Holders of the Common Stock have no preemptive or other subscription rights, and shares of Common Stock have no redemption, sinking fund, or conversion privileges. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, out of funds legally available therefor. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets available for distribution to such shareholders.

Preferred Stock

     The  Company  is  authorized  to  issue  up  to  1,000,000 shares of
Preferred Stock, $1.00 par value, in one or more series, which, if issued, would have certain preferences over the Common Stock. The articles of incorporation of the Company vest the board of directors with authority to establish and designate series of Preferred Stock and to fix and determine the relative rights and preferences of any series so established. As of September 17, 1996, outstanding Preferred Stock consisted of (a) 140,000 shares of Series A Preferred Stock with an annual dividend rate of 6%, a redemption value of $1.00 per share, and no right to convert into Common Stock; (b) 14 shares of Series H Preferred Stock with an annual dividend rate of 5%, a redemption value of $25,000 per share, and the right to convert such Preferred Stock into 233,335 shares of Common Stock at a minimum conversion price of $1.50 per share;

and (c) 3,114 shares of Series I Preferred Stock with an annual dividend rate of 0%, a redemption value of $1,250 per share, and the right to convert such Preferred Stock into 2,096,441 shares of Common Stock at a variable conversion price based upon the stock price of the Company's common stock for a period immediately preceding the date of conversion ($1.2468750 per share as of September 17, 1996.)

     Such Preferred Stock has no voting rights. It has preference over the Common Stock as to dividends, and no dividends can be declared or paid on the Common Stock unless full dividends on all Preferred Stock then outstanding for all past dividend periods and for the current period had been declared and paid. Dividends on all Preferred Stock, regardless of series, are cumulative. No dividend may be declared on shares of any series of Preferred Stock for any dividend period unless all dividends accumulated for all prior dividend periods have been declared on all Preferred Stock then outstanding and a dividend for the same period is declared at the same time upon all Preferred Stock outstanding in like proportions to the dividend rate then declared. In the event of dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock would be entitled to receive the amount fixed for such purpose in the resolution of the board of directors establishing the respective series of Preferred Stock plus a sum equal to the amount of all accumulated and unpaid dividends thereon. After such payment to the holders of Preferred Stock, the remaining assets and funds of the Company could be distributed pro rata among the holders of the Common Stock. The whole or any part of outstanding Preferred Stock may be called for redemption and redeemed at any time at the option of the Company, exercisable by the board of directors upon thirty days' notice by mail to the holders of such shares as are to be redeemed.

Warrants

     As of September 17, 1996, the Company had outstanding warrants held by various investors exercisable for a total of 12,572,733 shares of Common Stock. Exercise prices of the warrants range from a high of $3.94 per share, to a low of $0.50 per share. Such warrants have expiration dates ranging from January, 1997 through June, 2001.

Debentures

     As of September 17, 1996, the Company had no outstanding debentures.

     The transfer agent and registrar for Common Stock is KeyCorp Shareholder Services, Inc., 1201 Elm Street, Suite 5050, Dallas, Texas 75270.

                           RECENT DEVELOPMENTS

     There have been no material changes in the Company's affairs since the filing of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 which report has been incorporated herein by reference.

                              LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Billy
J. Robinson. Mr. Robinson is an attorney who acts as counsel to the Company. Mr. Robinson is also a director and owns 65,000 shares of Common Stock.

                                 EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1996 and on 1995 have been audited by King, Burns & Company, P.C., independent certified public accountants, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   DISCLOSURE OF COMMISSION POSITION ON
              INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Articles of Incorporation or Bylaws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 (Outside back cover page of Prospectus)

                            TABLE OF CONTENTS

                                                            Page

The Offering (summary)                                        3
Risk Factors                                                  4
Use of Proceeds                                              11
Selling Stockholders                                         11
Plan of Distribution                                         14
Description of Securities                                    15
Recent Developments                                          17
Legal Matters                                                17
Experts                                                      17
Disclosure of Commission Position on
 Indemnification for Securities Act Liabilities              17

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission
             registration fee                           $1,436.66
          Transfer agent's fees                            500.00
          Costs of printing                              2,500.00
          Legal fees and expenses                        1,500.00
          Accounting fees and expenses                     500.00
          Blue sky fees and expenses                       500.00
          Miscellaneous expenses                         1,000.00
                    Total estimated fees              $  7,936.66

     All amounts estimated except for Securities and Exchange Commission registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02(16) and 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

     Article XIII of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Article IX of the Company's Bylaws provides for indemnification of officers and directors. The Company has to date entered into no Indemnity Agreements with any of its officers or directors, although it is permitted to do so.

ITEM 16.  EXHIBITS

     For a list of all exhibits filed as a part of this Registration Statement on Form S-2, including those incorporated herein by reference, please refer to the Exhibit Index located at the end of this Registration Statement, immediately preceding the exhibits.

ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)     To  include  any material information with respect to
     the    plan  of  distribution  not  previously  disclosed  in  the
     Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned Registrant hereby undertakes that:     (1)  For
purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 19, 1996.

                              CURTIS MATHES HOLDING CORPORATION

                              By:    /s/    PAT CUSTER

                                        Patrick A. Custer
                                   President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick A. Custer and F. Shelton Richardson, Jr., each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the
Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-2 under the Securities Act of 1933, including any amendment or amendments relating thereto, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-2 has been signed by the following persons in the capacities and on the dates indicated.

     Principal Executive Officer

/s/  PAT CUSTER     Chairman of the Board,                  September 19, 1996
     Patrick A. Custer   President, Chief Executive Officer
                              and Director

     Principal Financial and Accounting Officer

/s/  F. SHELTON RICHARDSON, JR.    Vice President,          September 19, 1996
     F. Shelton Richardson, Jr.    Chief Financial Officer

     Additional Directors

/s/  BILLY J. ROBINSON   Vice President, Secretary,         September 19, 1996
     Billy J. Robinson        General Counsel and Director

/s/  BERNARD S. APPEL         Director                      September 19, 1996
     Bernard S. Appel

                              EXHIBIT INDEX

Exhibit Number

4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders (filed as Exhibit "4.1" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

4.2 Bylaws of the Company, as amended (filed as Exhibit "3(ii)" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

4.3 Series A Preferred Stock terms and conditions (filed as Exhibit "4.3" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

4.4 Series H Preferred Stock terms and conditions (filed as Exhibit "4.4" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

4.5 Series I Preferred Stock terms and conditions (filed as Exhibit "4.5" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

5*        Opinion of Billy J. Robinson.

10.1 Sublicense Agreement dated June 1, 1994 between SysPower Corporation and Animated Systems and Presentations, Inc. (filed as Exhibit "10.4" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

10.2** Written description of employment arrangement with Mr. Robinson filed as Exhibit "10.5" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

10.3      Business  Financing  Agreement  dated  as  of  October 27, 1992 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.8" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.4 Amendment to Business Financing Agreement dated as of July 15, 1994 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.9" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.5 Addendum to Business Financing Agreement dated as of August 13, 1994 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.10" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.6 Letter Agreement dated as of September 19, 1994 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.11" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.7 Amendment to Business Financing Agreement dated as of January 17, 1995 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.12" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.8 Floorplan Purchase Agreement dated as of October 27, 1992 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.13" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.9 Amendment to Floorplan Purchase Agreement dated as of April 30, 1993 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.14" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.10 Financing Program Agreement dated as of October 27, 1992 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.15" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.11 Amendment to Financing Program Agreement dated as of November 6 , 1992 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.16" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.12 Amendment to Financing Program Agreement dated as of April 15, 1993 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.17" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.13 Amendment to Financing Program Agreement dated as of September 8 , 1993 between Curtis Mathes Corporation and Deutsche Financial Services Corporation (f/k/a ITT Commercial Finance Corp.) (filed as Exhibit "10.18" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.14 Revolving Credit and Security Agreement dated March 17, 1994 between Curtis Mathes Corporation and Fidelity Funding, Inc. (filed as Exhibit "10.19" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.15 Asset Purchase Agreement between Curtis Mathes Marketing Corporation and Hughes Training, Inc. dated as of October 25, 1994, relating to the purchase of the RealView technology (filed as Exhibit "10.20" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.16** Letter Consulting Agreement between the Company and Mr. Appel dated January 30, 1995 (filed as Exhibit "10.21" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.17 Trademark License Agreement dated June 1, 1994 between Curtis Mathes Corporation, as Licensor, and Animated Systems and Presentations, Inc., as Licensee, relating to CM trademark license for LED sign systems (filed as Exhibit "10.25" to the Company's annual report, as amended, on Form 10-K/A for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.18 First Amended Partial Assignment of Rights Under Sublicense Agreement dated February 28, 1995 between Animated Systems and Presentations, Inc. and Curtis Mathes Marketing Corporation, relating to LED sign technology (filed as Exhibit "10.26" to the Company's annual report, as amended, on Form 10-K/A for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.19 Trademark License Agreement dated February 28, 1995 between Curtis Mathes Corporation, as Licensor, and Curtis Mathes Marketing Corporation, as Licensee, relating to CM trademark license for RealView products and LED sign systems (filed as Exhibit "10.27" to the Company's annual report, as amended, on Form 10-K/A for the fiscal year ended June 30, 1995 and incorporated herein by reference.)

10.20 Trademark License Agreement dated April 17, 1996 between Curtis Mathes Corporation, as Licensor, and Curtis Mathes Marketing Corporation, as Licensee, relating to CM trademark license for UniView products (filed as Exhibit "10.20" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.21 Settlement and Release Agreement dated as of March 9, 1996 between the Company and Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp. (filed as Exhibit "10.1" to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.)

10.22 Contract for Sale of Goods dated March 15, 1996 between Curtis Mathes Corporation and R.S. Haas and Silverman Retail Consultants, Inc. for the sale of CM inventory in connection with DFS Settlement and Release Agreement (filed as Exhibit "10.22" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.23 Letter of Intent dated April 29, 1996 between Curtis Mathes Corporation, Warranty Repair Corporation, and Inman's Corporation relating to CM warranty service (filed as Exhibit "10.23" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.24 Warranty Service Agreement dated May 10, 1996 between Curtis Mathes Corporation, Warranty Repair Corporation, and Inman s Corporation relating to CM warranty service (filed as Exhibit "10.24" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.25 Memorandum of Asset Purchase Agreement dated June 19, 1996 between Warranty Repair Corporation and Inman s Corporation relating to sale of WRC s parts inventory (filed as Exhibit "10.25" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.26 Promissory Note from Inman s Corporation to Warranty Repair Corporation dated June 19, 1996 relating to sale of WRC parts inventory (filed as Exhibit "10.26" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.27 Security Agreement dated June 19, 1996 between Inman s Corporation and Warranty Repair Corporation relating to sale of WRC parts inventory (filed as Exhibit "10.27" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.28 Technology License Agreement dated April 23, 1996 between Interactive Video Publishing, Inc., as Licensor, and Curtis Mathes Marketing Corporation, as Licensee, relating to
          UniView    (Vista  and  KOSMOS)  technology (filed as Exhibit
          "10.28" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

10.29 Trademark License Agreement dated April 23, 1996 between Curtis Mathes Corporation, as Licensor, and Interactive Video Publishing, Inc., as Licensee, relating to CM trademark license for Vista set-top units (filed as Exhibit "10.29" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996 and incorporated herein by reference.)

16 Letter regarding change in certifying accountant (filed as Exhibit to the Company's current report on Form 8-K/A dated November 15, 1994 and incorporated herein by reference.)

23.1*     Consent of King, Burns & Company, P.C.

23.2* Consent of Billy J. Robinson (included in his opinion filed as Exhibit 5).

24* Powers of Attorney (included on the Signature Page of the Registration Statement.)

99.1      Agreement  between the Company and M.J. Segal & Company/Private
          Investors  Equity  Group  dated  June  1,  1995    (the  "MJS
          Agreement")(filed as Exhibit "99.1" to the Company's Registration Statement on Form S-3 originally filed with the Commission on August 7, 1995 and incorporated herein by reference.)

99.2 Form of the Securities Purchase Agreement for 200,000 Shares (filed as Exhibit "99.2" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

99.3 Form of the Securities Purchase Agreement for up to 916,668 Shares issuable upon the conversion of Series H Preferred Stock (filed as Exhibit "99.3" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

99.4 Form of the Registration Rights Agreement covering up to 916,668 Shares issuable upon the conversion of Series H Preferred Stock (filed as Exhibit "99.4" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

99.5 Form of Warrant (filed as Exhibit "99.5" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)

99.6      Agreement   between  the  Company  and  Shipley  Raidy  Capital
          Partners,  L.P.,  dated  May  17,  1996  (the    Shipley  Raidy
          Agreement )(filed as Exhibit "99.6" to the Company's Registration Statement on Form S-3 originally filed with the Commission on June 20, 1996 and incorporated herein by reference.)
_________________
*  Filed herewith.
** Management contract or compensation plan or arrangement required to be filed as an exhibit.